Exhibit 99.1
Ambassadors International, Inc. Announces Restructuring Plan to Reduce Outstanding Debt by up to
$70.5 Million
SEATTLE, Washington, September 11, 2009 — Ambassadors International, Inc. (Nasdaq: AMIE) today announced a restructuring plan to reduce its outstanding debt by up to $70.5 million. The restructuring plan involves:
•	A planned exchange offer for up to all of the Company’s $97.0 million of outstanding 3.75% convertible senior notes due 2027 (“Convert Notes”).

•	Assuming 100% of the holders of the Convert Notes accept the offer and elect to exchange their Convert Notes, the proposed exchange consideration to be offered will be comprised of:
•	$26.5 million aggregate principal amount of newly issued 10% senior secured notes due 2012 (“New Notes”) on which interest will be paid in kind (or in cash at the Company’s election); and

•	approximately 22.3 million shares of newly issued common stock, which will represent approximately 66.67% of the Company’s outstanding common stock, immediately following the exchange offer.
•	Holders of approximately 59.5% of the aggregate principal amount of the Convert Notes have entered into separate exchange offer commitment and support agreements with the Company pursuant to which the definitive terms of the exchange offer will be agreed and such holders have agreed to exchange their Convert Notes for the newly issued New Notes and shares of common stock in the exchange offer.
The planned exchange offer, if launched, will be subject to stockholder approval pursuant to the rules of The NASDAQ Global Market, as well as customary closing conditions. The Company will not receive any cash proceeds in connection with the exchange offer.
The Company anticipates that the restructuring plan will be completed during the fourth quarter of 2009.
Upon the commencement of the planned exchange offer, the Company will make available a Schedule TO, which will include an Offer to Exchange and related materials. These documents will set forth the complete terms and conditions of the exchange offer, and holders of the Convert Notes are urged to read these documents when they become available as they will contain important information. These and other related documents will be filed with the Securities and Exchange Commission and may be obtained at the Securities and Exchange Commission’s website, http://www.sec.gov. These materials may also be obtained free of charge from the Company.
This press release is for informational purposes only and is neither an offer to sell or purchase, nor a solicitation of an offer to buy or sell, any securities of the Company. The shares of common stock issuable in the exchange offer have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
About Ambassadors International, Inc.
Ambassadors International, Inc. is primarily a cruise company. The Company operates Windstar Cruises, an international, luxury cruise line. The Company is transitioning its headquarters from Newport Beach, California to Seattle, Washington. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Forward-Looking Statements
This press release contains forward-looking statements, including, without limitation, statements regarding the timing and terms of the proposed exchange offer and consent solicitation and similar matters, and the Company’s growth opportunities that involve various risks and uncertainties. The forward-looking statements contained in this release are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, failure to commence or consummate successfully the exchange offer and consent solicitation or otherwise restructure our outstanding debt; adverse conditions in the capital markets; our ability to obtain stockholder approval in connection with the exchange offer; changes in federal or state securities laws; our ability to effectively divest our non-strategic divisions; general economic and business conditions; overall conditions in the cruise, travel and insurance industries; potential claims related to our reinsurance business; further declines in the fair market value of our investments; lower investment yields; unexpected events that disrupt the operations of our cruise operations; environmental related factors; our ability to compete effectively in the U.S. and international cruise markets; our ability to identify attractive acquisition targets and consummate future acquisitions on favorable terms; our ability to estimate accurately contract risks; our ability to service our debt and other factors discussed more specifically in our annual, quarterly and current reports filed with the SEC on Forms 10-K, 10-Q and 8-K. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
Additional Information
For further information please contact Tammy Smolkowski of Ambassadors International, Inc. at (206) 292-9606.